EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-202975) of Griffin-American Healthcare REIT III, Inc. and in the related Prospectus of our report dated April 27, 2015, with respect to the consolidated financial statements of Trilogy Investors, LLC as of and for the year ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Louisville, Kentucky
February 1, 2016